EXHIBIT 10.53

EMERALD BIOSCIENCE, INC.

August 16th, 2019

Dr. Dennis D. Kim, MD, MBA

Dear Dennis:

We are pleased to confirm our offer to have you join Emerald Bioscience, Inc. (the “Company”) in the position of Chief Medical Officer, considered an exempt position, effective on August 21st, 2019. You will report directly to Dr. Brian Murphy, Chief Executive Officer, and perform the duties and responsibilities as are normally related to such position in accordance with the standards of the industry within which the Company operates, including responsibility for all clinical development and functioning areas supporting product development (i.e. Regulatory and CMC subparts that would enable THCVHS for clinical success), and any additional duties now or hereafter assigned to you. You shall abide by the Company’s rules, regulations and practices as adopted or modified from time to time in the Company’s sole discretion.

Your initial annualized salary will be USD$330,000, paid on a bi-weekly basis subject to deductions for taxes, as required by law, and other applicable withholdings. Your compensation will be reviewed from time to time by either management or the Board of Directors of the Company.

In addition, upon acceptance of our offer, I will recommend that the Board of Directors of the Company grant you an option to purchase an aggregate of 736,541 shares of Common Stock of the Company at a per share exercise price equal to the market price on closing on the employment commencement date. The options will be governed by the Company’s 2014 Omnibus Incentive Plan, as amended. The stock option agreement will provide, among other things, that, subject to your continued employment with the Company, your options shall vest 25% 90 days after the employment commencement date; with remaining 75% to vest 1/33rd on each of the next 33 months thereafter.

In addition to your salary and stock option, you will be entitled to the benefits of similarly situated employees as those policies are developed and amended by the Company, including an annual bonus opportunity of up to 35% of your annual salary, prorated in your first year of employment. All bonuses are discretionary and subject to approval by the Board of Directors of the Company.

Notwithstanding your employment with the Company, you may take on advisory and consulting roles for up to 20% of your time so long as such roles do not conflict with the performance of your duties and responsibilities with the Company.

1

Additional terms and conditions of employment are set forth in Schedule A, which shall constitute an integral part of this Agreement.

This offer of employment is valid until the close of business on August 20th, 2019. Please let us know of your decision to join the Company by signing a copy of this offer letter and returning it to us not later than August 20th, 2019. This offer is contingent upon (1) your signing of the enclosed Employee Proprietary Information and Invention Assignment Agreement and (2) your signing the Company’s Employee Handbook Acknowledgement Form and Code of Business Conduct and Ethics Policy and Insider Trading Compliance Policy Certificate of Compliance; (3) your providing proof of your eligibility to work in the United States and (4) standard background and reference checks.

No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the Company and by the affected employee.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (“IRCA”). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

The Company is an organization that is building an outstanding reputation for exciting, innovative and quality technology. Credit for this goes to every one of our employees. We look forward to you accepting our offer and becoming part of the Company’s team.

Sincerely,

EMERALD BIOSCIENCE, INC.

/s/ Dr. Brian Murphy
Dr. Brian Murphy, Chief Executive Officer

This offer is acknowledged, accepted and agreed to by,

/s/ Dr. Dennis D. Kim
Dr. Dennis D. Kim, MD, MBA

August 16, 2019
Date

2

SCHEDULE A

Additional Terms and Conditions of Employment

1. AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

Executive’s employment with the Company shall be “at will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

Except in situations where the employment of Executive is terminated for Cause, by death or by Disability (as such terms are defined below), in the event that (i) the Company terminates Executive’s employment, then Executive will be entitled to payment by the Company of an amount equal to six (6) months of Executive’s then-current Base Salary for the first full year of continuous employment with the Company and twelve (12) months after the first year of continuous employment with the Company, less applicable statutory deductions and withholdings (“Severance”). Severance will be paid as salary continuation (and not as a lump sum) over the applicable period and in accordance with the Company’s standard payroll practices. Executive’s eligibility for the foregoing Severance is conditioned on Executive’s execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates within forty-five (45) days following the termination date (and non-revocation thereof within seven (7) days thereafter).

Executive shall not be entitled to any Severance if Executive’s employment is terminated for Cause, by death or by Disability, if Executive has not satisfied the length of service requirements for Severance or if Executive’s employment is terminated by Executive.

2. OTHER TERMINATIONS BY COMPANY

For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within thirty (30) days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally which misfeasance or malfeasance is not cured within thirty (30) days after written notice to Executive from the Company. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

3

Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, (i) any earned but unpaid Base Salary, and (ii) within a reasonable time following submission of all applicable documentation, the Company shall pay any expense reimbursement payments owed to Executive for expenses incurred prior to the date of termination (collectively, “Accrued Obligations”), and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12)-month period (“Disability”), then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive the Accrued Obligations, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

3. TERMINATION BY EXECUTIVE

Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four (4) weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four (4) week notice period. Thereafter all obligations of the Company shall cease.

4. TERMINATION OBLIGATIONS

Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer- generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

4

5. ARBITRATION

The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Diego, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall award the prevailing party all reasonable costs and attorneys’ fees incurred during any such proceeding, to the extent available under applicable law. The arbitrator shall apply California law to the merits of any dispute or claim. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

6. RESPONSIBILITIES

Except upon the prior written consent of an authorized representative of the Company, you will not (i) accept any other employment (except for the advisory/consulting work provided for in this Agreement), or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place you in a conflicting position to that of, the Company.

The Company has a firm policy against its employees using any trade secrets or other proprietary information of third parties in the course of performing their duties for the Company. During your employment with the Company, you may not disclose to the Company or use, or induce the Company to use, any trade secrets or other proprietary information of others, including your prior employers.

5